EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Crown Crafts, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements No. 33-64499 and No. 333-136868 on Form S-8 of Crown Crafts, Inc. and subsidiaries of our report dated June 13, 2011, with respect to the consolidated balance sheets of Crown Crafts, Inc. and subsidiaries as of April 3, 2011 and March 28, 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the April 3, 2011 annual report on Form 10-K of Crown Crafts, Inc. and subsidiaries.

/s/ KPMG LLP

Baton Rouge, Louisiana
June 13, 2011